Exhibit 99.1


  LHC Group Forms Partnerships with Huntsville Hospital and Decatur
     General Hospital To Provide Home Health Services in Alabama


    LAFAYETTE, La.--(BUSINESS WIRE)--Nov. 1, 2007--LHC Group, Inc. (NASDAQ: LHCG), a leading provider of post-acute healthcare services primarily in non-urban markets in the United States, announced today that it has entered into a partnership agreement, effective today, with Huntsville Hospital, an 881-bed hospital located in Huntsville, Alabama, and Decatur General, a 237-bed hospital located in Decatur, Alabama. Both of these hospitals are members of the HealthGroup of Alabama. LHC Group acquired a controlling interest in the assets of HGA HomeCare-Huntsville and HGA HomeCare-Decatur.

    The combined service area of these acquisitions spans 13 counties in Alabama, of which six were not covered by an existing LHC Group agency. This brings LHC Group's total service area in Alabama to 39 counties. The combined primary service area has an estimated total population of 1.1 million, with almost 14% over the age of 65. Total combined Medicare revenue for 12 months for these locations is approximately $3.2 million.

    Keith G. Myers, chief executive officer of LHC Group, said, "LHC Group is very excited about the opportunity to partner with Huntsville Hospital and Decatur General to provide quality home health services. We look forward to working with our new families in both Huntsville and Decatur, Alabama. Our commitment is to help people in these communities by providing the highest quality home-based services available to the patients and families in the area."

    About LHC Group, Inc.

    LHC Group is a leading provider of post-acute healthcare services primarily in non-urban markets in the United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

    Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group's Form 10K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.


    CONTACT: LHC Group, Inc.
             Eric Elliott, 337-233-1307
             Vice President of Investor Relations
             eric.elliott@lhcgroup.com